Exhibit 10.8

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Of
IIP-TX 2 LLC,
a Delaware limited liability company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT is entered into and shall be effective for all purposes as of June 14, 2022 (“Effective Date”) by CDECRE, LLC, a Delaware limited liability company (the “Member”).

RECITALS

WHEREAS, IIP-TX 2 LLC (the “Company”) is a Delaware limited liability company formed under the Act pursuant to the filing of the Certificate with the Secretary of State (as defined in Section 1.1 below), and is governed by the Limited Liability Agreement dated as of April 8, 2022 (the “Original LLC Agreement”);

WHEREAS, IIP assigned all of its right, title and interest in the Company to the Member pursuant to that certain Assignment of Membership Interest Agreement, dated as of June 14, 2022;

WHEREAS, the Member desires now to amend and restate the Original LLC Agreement in its entirety upon the terms and conditions set forth herein; and

WHEREAS, this Agreement shall replace and supersede the Original LLC Agreement in its entirety upon the execution hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member, intending to be legally bound, hereby agrees that the Original LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1
DEFINITIONS

Any term not defined in this Agreement has the meaning ascribed to it in the Act. As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act, 6 Del. Code §§ 18-101 et. seq., as such act may from time to time be amended, including any successor statute.

“Affiliate” means, with respect to any Person (i) any individual, corporation, limited liability company, partnership, trust or other legal entity directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person or (iii) any individual who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, general partners, members or persons exercising similar authority with respect to such Person.

“Agreement” or “Limited Liability Company Agreement” means this Limited Liability Company Agreement of IIP-TX 2 LLC as amended from time to time, which shall constitute the limited liability company agreement of the Company for purposes of the Act. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Bankruptcy” means with respect to any Person:

(a)	having an order entered for relief with respect to that Person under the Federal Bankruptcy Code,
(b)	not paying, or admitting in writing that Person’s inability to pay, that Person’s debts generally as they become due,
(c)	making an assignment for the benefit of creditors,
(d)	applying for, seeking, consenting to, or acquiescing in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for that Person or any substantial part of that Person’s property or failing to cause the discharge of the same within 60 days of appointment,
(e)	instituting any proceeding seeking the entry of any order for relief under the Federal Bankruptcy Code to adjudicate that Person a bankrupt or insolvent, or failing to cause dismissal of such proceeding within 60 days of the institution thereof, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment, or composition of that Person or that Person’s debts, under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or failing to file an answer or other pleading denying the material allegations of any such proceeding filed against that Person, or
(f)	taking any action to authorize or effect any of the foregoing actions or failing to contest in good faith the appointment of a receiver, trustee, examiner, liquidator, or similar official for that Person or any substantial part of that Person’s property.

“Certificate” means the certificate of formation filed in the office of the Secretary of State on April 7, 2022 pursuant to Section 2.2.

“Company” means IIP-TX 2 LLC, a Delaware limited liability company, created by the Certificate filed under the Act with the Secretary of State.

“IIP” shall mean IIP Operating Partnership, LP, a Delaware limited partnership.

“Indemnified Person” means the Manager, any officer of the Company, and any Affiliate which performs services for the benefit of the Company, each of their respective partners,

officers, directors, trustees, shareholders, members or employees and such other Persons as the Member may designate from time to time, in its sole and absolute discretion.

“Liquidator” means the Manager or such other Person appointed by the Member acting in the capacity of liquidating trustee of the Company.

“Manager” means IIP or any Person who is designated as the Manager in accordance with Section 3.2.

“Member” or “Members” means CDECRE, LLC, a Delaware limited liability company, or any Person who has been duly admitted as a Member pursuant to Section 5.1, who has not ceased to be a Member in accordance with the provisions of this Limited Liability Company Agreement.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Property” means the approximately twenty-five acres of real property located in Bastrop, Texas to be acquired by the Company, as well as any cash, and any improvements thereto, and including both tangible and intangible property.

“Secretary of State” means the Secretary of State of the State of Delaware.

ARTICLE 2
formation and organization
2.1	Business Conducted in the Name of the Company

All Company business must be conducted in the name of the Company or such other names that comply with applicable law as the Manager may select from time to time. Title to all assets of the Company shall be taken and held only in the name of the Company.

2.2	Authorized Person; Registered Office; Registered Agent; Principal Office in the United States; Other Offices

The Certificate was executed by an authorized person of the Company for purposes of filing the Certificate. Pursuant to Section 18-204 of the Act, the Manager or any officer of the Company shall be authorized persons of the Company from and after the date of filing of the Certificate for purposes of executing all certificates required to be filed with the Secretary of State.

The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person(s) as the Manager may designate from time to time in the manner provided by law. The principal office of the Company shall be c/o CDECRE, LLC, 231 S. LaSalle Street, 13th Floor, Chicago, IL, or such other place(s) as the Manager may designate from time to time. The Company may have such other offices as the Manager may determine from time to time.

2.3	Purpose

The primary purpose and nature of the business to be conducted by the Company is to acquire, operate, maintain and repair the Property, including, without limitation, negotiate and execute leases; negotiate water rates and sewer rents; permit and license fees; and any other costs or charges which are normal, necessary and usual to the operation, maintenance and repair of the Property.

2.4	Term

The Company shall continue in existence indefinitely except as may be specified in or pursuant to this Limited Liability Company Agreement or as otherwise required by the Act.

ARTICLE 3
MANAGEMENT OF THE COMPANY
3.1	Actions by the Member

The Member shall not have authority to act for or on behalf of the Company, or to bind the Company in any way, solely by virtue of being a Member of the Company.

3.2	Manager

The business and affairs of the Company shall be managed by the Manager. The Manager shall have full, exclusive and complete discretion, power and authority, subject in all cases to the provisions of this Agreement and the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, to make all decisions affecting such business and affairs, to adopt such accounting rules and procedures as it deems appropriate in the conduct of the business and affairs of the Company and to do all things it deems necessary or desirable in the conduct of the business and affairs of the Company. The Manager may appoint and delegate responsibilities to such officers and other agents as it deems appropriate in its sole discretion.

The initial Manager shall be IIP and in the event IIP resigns within the first six (6) months following the Effective Date, IIP shall have the right to appoint a new Person as the succeeding Manager. Member shall not have the authority to remove and replace the Manager without IIP’s prior consent for the first six (6) months following the Effective Date. Thereafter, Member shall have the authority to remove and replace the Manager with or without cause. The Manager need not be a member of the Company.

3.3Officers
3.3.1 Appointment of Officers. The Manager may appoint one or more officers of the Company using any titles and may delegate all or some decision-making duties and responsibilities to such persons. Any such officers shall serve at the pleasure of the Manager. Unless otherwise determined by the Manager, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the State of Delaware. No delegation of authority hereunder shall cause the Manager to cease to be the Manager. The following individuals are hereby designated as the initial officers of the Company:

NameTitle

Alan Gold	Executive Chairman
Paul Smithers	President and Chief Executive Officer

Catherine Hastings	Chief Financial Officer and Treasurer
Brian Wolfe	Vice President, General Counsel and Secretary
3.3.2Compensation of Officers. The salaries, if any, of all officers of the Company shall be fixed by or in a manner prescribed by the Manager.
3.3.3Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the officers of the Company as set forth herein.
3.3.4Execution of Instruments. All checks, drafts, bills of exchange, acceptances, bonds, endorsements, notes or other obligations or evidences of indebtedness of the Company, and all deeds, mortgages, indentures, bills of sale, conveyances, endorsements, assignments, transfers, stock powers or other instruments of transfer, contracts, agreements, dividends or other orders, powers of attorney, proxies, waivers, consents, returns, reports, certificates, demands, notices or documents and other instruments or rights of any nature may be signed, executed, verified, acknowledged and delivered by such officer or officers or such other Person or Persons (whether or not officers, agents or employees of the Company) as the Manager may from time to time designate.

3.4	Liability to Third Parties/Indemnification
3.4.1No Member, Manager or officer of the Company shall have any personal obligation for any obligations, losses, debts, claims, expenses or encumbrances (collectively, “liabilities”) of or against the Company or its assets, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member, Manager or officer of the Company or such liabilities were the direct result of the fraud or willful misconduct of such Member, Manager or officer of the Company.
3.4.2The Company shall defend, indemnify and hold harmless each Indemnified Person, to the extent permitted by Delaware law, from and against any loss, liability, damage, cost or expense, including reasonable attorneys’ fees (collectively, “loss”) incurred by reason of any demands, claims, suits, actions, or proceedings solely arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as the Manager or an officer; except to the extent such loss arises from an activity where the Indemnified Person is finally determined by a court of competent jurisdiction to have acted in bad faith and in a manner that either involved fraud, willful misconduct or gross negligence or a knowing violation of criminal law. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and no less often than monthly, upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount, if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

ARTICLE 4
CAPITAL CONTRIBUTIONS
4.1	Capital Contributions

The Member may, but shall not be required to, make capital contributions to the Company.

4.2	Return of Capital Contributions

Except as provided elsewhere in this Limited Liability Company Agreement, the Member is not entitled to the return of any part of its capital contributions or to be paid interest in respect of its capital contributions. An unrepaid capital contribution is not a liability of the Company.

ARTICLE 5
admission of additional members;

TRANSACTIONS OF MEMBERS WITH THE COMPANY

5.1	Admission of Members

A new Member (including the admission of a Person as a Member in substitution of the existing Member) may be admitted at such times and on such terms and conditions (including the amount of such Person’s capital contributions and the resulting membership interest) as may be determined by the Manager. No such admission shall be effective until the new Member has agreed in writing to be governed by all the terms and conditions of this Limited Liability Company Agreement, and any of the provisions of this Limited Liability Company Agreement shall have been amended or modified to take into account such additional Members as agreed by the Member and the additional Members.

5.2	Business Transactions of Member with Limited Liability Company

Except as otherwise provided in this Agreement, a Member may lend money to and transact other business with the Company and, subject to applicable law, has the same rights and obligations with respect to the transaction as a Person who is not a Member.

ARTICLE 6
PROFIT, LOSS, INCOME and DEDUCTIONS
6.1	Determination of Profit and Loss

The profit and loss of the Company shall be determined in accordance with the accounting methods followed for federal income tax purposes and otherwise in accordance with sound accounting principles and procedures applied in a consistent manner. An accounting shall be made for each taxable year by the accountants employed by the Company as soon as possible after the close of each such taxable year to determine the profit or loss of the Company, which shall be credited or debited, as the case may be, to the Member.

6.2	Allocation of Profits, Losses, Income and Deductions; Distributions

One hundred percent (100%) of the profits, losses, income and deductions of the Company shall be allocated to the Member.

ARTICLE 7
DISSOLUTIONS
7.1	Events of Dissolution

The Company shall be dissolved and its affairs shall be wound up upon the first to occur of the following:

(a)	the sale or disposition of all or substantially all of the Company assets, and the distribution of the proceeds thereof to the Member;
(b)	a determination by the Member to dissolve;
(c)	the occurrence of an event that makes it unlawful for the Company’s business to be continued;
(d)	the entry of a decree of judicial dissolution under the Act; or
(e)	the death, adjudication of incompetency or Bankruptcy of the Member.
7.2	Winding Up

Upon dissolution under Section 7.1, the Company shall conduct no further business, except for taking such action as shall be necessary for the winding up of the affairs of the Company and the liquidation and the distribution of its assets to the Member pursuant to the  provisions of this Limited Liability Company Agreement, and thereupon the Manager shall act as Liquidator of the Company within the meaning of the Act and immediately proceed to wind up and terminate the business and affairs of the Company.

7.3	Sale of Company Assets

Upon dissolution, the Liquidator shall sell such of the Company assets as it deems necessary or appropriate. In lieu of the sale of any or all of the Company Property, the Liquidator may convey, distribute and assign all or any part of the Company Property to the Member in such form of ownership as shall be determined by the Liquidator to be applicable to the jurisdiction where the Property is located. A full accounting shall be made of the accounts of the Company and of the Company’s assets, liabilities and income, from the date of the last accounting to the date of such dissolution. The profits and losses of the Company shall be determined to the date of dissolution and transferred as provided in Section 6, to the Member. In accounting for distributions of Company Property, such Property shall be valued at its fair value at the date of dissolution as determined in good faith by the Manager. Any difference between the valuation of Company Property and its book value shall be considered as though it represented profit or loss, and shall be allocated to the Member as provided in Section 6. Any gain or loss on disposition of Company Property shall be credited or charged to the Member in the same manner as the difference between the valuation of Company Property and its book value.

7.4	Distribution Upon Liquidation

Immediately following the Company’s liquidation, the Company assets shall be applied in the following order of priority:

(a)	first, to the payment and discharge of, or the making of reasonable provisions for, all of the Company’s debts and liabilities to the Member and Persons other than the Member, including contingent, conditional and unmatured liabilities of the Company, and the expenses of dissolution and winding-up, in the order of priority as provided by law, including the establishment of a reserve fund for contingent, conditional and unmatured claims as deemed necessary and reasonable by the Liquidator; and
(b)	second, all remaining assets to the Member.

ARTICLE 8
MEMBERSHIP INTERESTS; SECURITY PROVISIONS
8.1	Interests.

A Member’s interests in the Company shall be represented by the membership interests and units (“Membership Interests”) issued to such Member by the Company. No more than one class of Membership Interests shall be issued. All of a Member’s Membership Interests, in the aggregate, represent such Member’s entire limited liability company interest in the Company. The Member hereby agrees that its Membership Interests shall for all purposes be personal property. A Member has no interest in specific property of the Company.

8.2	Uniform Commercial Code.

Each Membership Interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all such purposes, including, without limitation perfection of the security interest therein under Articles 8 and 9 of each applicable Uniform Commercial Code as the Company has “opted-in” to such provisions). The Company shall maintain books for the purpose of registering the transfer of the Membership Interests. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (DE Code § 8-101, et seq.), (the “UCC”), such provision of Article 8 of the UCC shall control.

8.3	Membership Interest Certificates.

Upon the issuance of Membership Interests to any Member in accordance with the provisions of this Agreement, the Company may issue one or more Interest Certificates (as defined herein) in the name of such Member. Each such Interest Certificate shall be denominated in terms of the percentage of Membership Interests evidenced by such Interest Certificate and shall be signed by the Company. “Interest Certificate” means a certificate issued by the Company which evidences the ownership of one or more Interests. Each Interest Certificate shall bear, in effect, the following legend: “Each limited liability company interest in the Company represented by this certificate evidences an interest in the Company and shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all such purposes, including, without limitation perfection of the security interest therein under Articles 8 and 9 of each applicable Uniform Commercial Code as the Company has “opted-in” to such provisions). This provision shall not be amended, and no such purported amendment to this provision shall be effective until all outstanding certificates have been surrendered for cancellation.

ARTICLE 9
General PROVISIONS
9.1	Governing Law

This Limited Liability Company Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rules or principle that might refer the governance or the construction of this Limited Liability Company Agreement to the law of another jurisdiction.

9.2	Severability

In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Limited Liability Company Agreement.

9.3	Survival of Rights

Except as provided herein to the contrary, this Limited Liability Company Agreement shall be binding upon and inure to the benefit of the signatories hereto (as well as to all future parties who are admitted as Members in this Company) and Indemnified Persons, their respective heirs, executors, legal representatives, and permitted successors and assigns.

9.4	No Third-Party Beneficiaries

Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies.

9.5	Section Headings

Section headings contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement or any of its terms and conditions.

9.6	Waiver

No consent or waiver, express or implied by the Member or the Company, to the breach or default by the Member in the performance of its obligations under this Limited Liability Company Agreement shall be deemed or construed to be a consent or waiver to any other breach or default.

9.7	Securities Laws Restrictions

The interests described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities laws of the State of Delaware or any other jurisdiction. Consequently, these interests may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such laws and this Agreement. By executing this Agreement, the Member represents and acknowledges that it is acquiring its interest for investment purposes only and without a view to distribution.

9.8	Amendment

This Agreement may not be amended or modified except by a writing signed by each of the Member and Manager.

EXECUTED as of the date first written above.

MEMBER:

CDECRE, LLC,
a Delaware limited liability company

By:/s/ Mary Cunningham

Name: Mary Cunningham

Title: President

MANAGER

IIP Operating Partnership, LP,
a Delaware limited partnership

By: /s/ Brian Wolfe

Name: Brian Wolfe

Title: Vice President, General Counsel and Secretary